Exhibit 99.1

          Cash America Expects First Quarter Earnings to Beat Guidance


     FORT WORTH, Texas--(BUSINESS WIRE)--April 6, 2006--Cash America International, Inc. (NYSE: CSH) announced today that it expects earnings for the first quarter ended March 31, 2006, to be higher than the Company's previously released guidance. During the first quarter of 2006, the Company experienced higher levels of retail sales and stronger gross profit margins, partly attributable to higher prevailing market prices of gold. In addition, the Company experienced lower loan loss rates from its cash advance portfolio in the quarter. These two factors are expected to push first quarter earnings higher than previously announced expectations and management now anticipates that earnings per share will be between 49 cents and 50 cents per share for the first quarter of 2006 compared to 39 cents per share in the first quarter of 2005. Previously, management had reported that it expected first quarter 2006 earnings per share to be between 43 cents and 45 cents per share.
     The Company will report the financial results for the first quarter ended March 31, 2006, on April 27 after market close. At 3:45 p.m. CDT, management will hold a conference call to discuss the results of the quarter and will provide its revised perspective on full year 2006 earnings.

     Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 886 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 464 locations in 21 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its U.S. locations including 286 locations that offer this service under the brand names Cash America Payday Advance and Cashland. In addition, check cashing services are provided through its 136 franchised and Company-owned "Mr. Payroll" check cashing centers.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

     This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries ("the Company"). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the actions of third parties who offer products and services at the Company's locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, commodity price fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company's business, and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as "believes," "estimates," "plans," "expects," "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.


     CONTACT: Cash America International, Inc.
              Thomas A. Bessant, Jr., 817-335-1100